EX-2.B


                     SUPPLEMENT NO. 1
                            TO
             ASSET PURCHASE AND SALE AGREEMENT



          THIS SUPPLEMENT NO. 1 TO ASSET PURCHASE AND SALE
AGREEMENT is made on the 8th day of June, 1995, among THE
QUAKER OATS COMPANY, a New Jersey corporation ("Quaker"),
STOKELY-VAN CAMP, INC., an Indiana corporation and subsidiary of Quaker ("Stokely", and together with Quaker, "Seller"), and HUNT-WESSON, INC., a Delaware corporation
("Buyer").

                   W I T N E S S E T H :

          WHEREAS, Seller and Buyer are parties to that certain Asset Purchase and Sale Agreement dated May 1,
1995 (the "Agreement"), pursuant to which Seller has agreed to sell and assign to Buyer and Buyer has agreed to purchase and assume from Seller certain assets and liabilities of the Business (as defined in the Agreement) upon the terms and subject to the conditions set forth therein; all capitalized terms used and not defined in this Supplement No. 1 having the respective meanings assigned to them in the Agreement; and

          WHEREAS, by means of the execution and delivery hereof, Seller and Buyer desire to supplement, clarify and amend certain provisions of the Agreement as hereinafter set forth;

          NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and set forth in the Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:


          1. The prefatory paragraph of the Agreement is hereby amended by deleting the words "wholly owned" appearing immediately after the word "corporation" and next preceding the word "subsidiary" in the fifth and sixth lines thereof.

          2. Section 1.1 (g)(i) of the Agreement is hereby amended by inserting next preceding the defined term "(the "Union
Contract")" appearing in the fourth and fifth line of such Section, the following: ", but not including for purposes of this






Agreement, that certain voluntary separation agreement dated
May 17, 1995 (the "Voluntary Separation Agreement"), between Stokely and the United Steelworkers of America, Local Union No. 7198."

          3. Section 1.3 of the Agreement is hereby amended by deleting the text thereof in its entirety and inserting in lieu and stead thereof, the following:

          "1.3  Purchase Price and Other Consideration.

          The aggregate cash purchase price
          payable by Buyer to Seller for the
          Subject Assets is one hundred sixty-two
          million six hundred fifty thousand and
          00/100 dollars ($162,650,000.00)
          (subject to adjustment as provided in
          Sections 1.4 and 1.10)  (the "Purchase
          Price"), and the assumption by Buyer
          of the Assumed Liabilities pursuant to
          the assumption agreement in the form
          attached hereto as Exhibit 1.9(b) (the
          "Assumption Agreement").  One hundred
          sixty million seven hundred fifty thousand and 00/100 dollars ($160,750,000.00)
          of the Purchase Price shall be payable
          to Seller by Buyer on the Closing Date,
          by wire transfer of immediately available
          U.S. funds to an account designated in
          writing by Quaker to Buyer not less
          than two business days prior to the
          Closing Date, and one million nine
          hundred thousand and 00/100 dollars
          ($1,900,000.00) (the "Escrow Amount")
          of the Purchase Price shall be
          deposited by Buyer with Harris Trust &
          Savings Bank (the "Escrow Agent") to
          be held and released by the Escrow
          Agent in accordance with the terms and
          conditions of the Escrow Agreement
          attached hereto as Exhibit 1.3 (the
          "Escrow Agreement"). The balance of
          the Purchase Price, if any, shall be
          paid on the Settlement Date.  For
          purposes of this Agreement, the term
          "Estimated Payment" shall mean $162,650,000.00."
















          4. Section 4.1(k) of the Agreement is hereby amended by inserting immediately after the word "foregoing" and next preceding the comma appearing in the second line of the last sentence of such Section, the following:

           "and other than with respect to the Products"

          5. Section 4.1(l)(i) of the Agreement is hereby amended by adding a new fifth sentence thereto to read in its entirety, as follows:

                    "Notwithstanding the
          foregoing, if Seller fails to produce as of the Closing Date the Aggregate
          Minimum Poundage (such insufficiency
          hereinafter referred to as the
          "Production Deficit"), (1) Seller
          shall reimburse Buyer (promptly after
          receipt by Seller of Buyer's written
          request therefor, accompanied by a
          detailed invoice) for the difference
          between the cost of co-packed Products
          that were purchased to remedy the
          Production Deficit (the "Additional
          Products") and the value of the
          Additional Products had such
          Additional Products been in existence
          and included in the Inventory on the
          Closing Date; it being hereby
          acknowledged and agreed that such
          value shall for purposes of this
          Section 4.1(l)(i) be equal to the
          value of similar Inventory
          manufactured by Seller and existing on
          the Closing Date as determined
          pursuant to Schedule 1.4(a), and (2)
          Buyer shall act reasonably in
          arranging any required co-packing of
          the Additional Products and
          negotiating the terms (including,
          without limitation, the price)
          thereof."

          6. Section 4.1(l)(ii) of the Agreement is hereby amended by adding to the end of such section a new third sentence to read in its entirety, as follows:

                 "Notwithstanding the foregoing,
          if prior to the Closing Date
          Seller fails to make all required
          expenditures included in the
          Consolidation Budget, (1) Seller shall
          reimburse Buyer (promptly after
          receipt by Seller of Buyer's written
          request therefor, accompanied by a






          detailed invoice) for expenses
          incurred by Buyer, consistent with the
          Consolidation Budget, to complete the
          items set forth in the Consolidation
          Budget, and (2) Buyer shall act
          reasonably with respect to such
          completion."


          7. Section 4.2 of the Agreement is hereby amended by adding a new subsection (e) thereto to read in its entirety, as follows:

          "(e)  Newport, Tennessee Plant Wastewater
                Treatment.

               (i)    Notwithstanding anything contained
          in this Agreement (or the Schedules hereto) to the contrary (including, without limitation, the provisions of Sections 2.3, 2.8, 2.11, 2.12, and
          4.1(b), and the provisions of Article VIII), Buyer solely shall be responsible for, and shall bear all fees, costs, expenses, duties, damages, obligations and liabilities in respect of, Wastewater Treatment arising out of or resulting from the operation of the Newport, Tennessee plant after the Closing
          Date. For purposes of this subsection (e), "Wastewater Treatment" means the discharge, generation, migration, release, spill, leaching, pouring, pumping, emission, dumping, removal, clean-up, abatement, amelioration, remediation, transportation, storage, disposal and/or treatment or pre-treatment of wastewater relating to biochemical oxygen demand ("BOD"), fats, oils and greases ("FOG"), and total suspended solids ("TSS"), including all pre-treatment by-products with respect to FOG, BOD and TSS.

               (ii)   Without limiting the generality of
          clause (i) above, Buyer solely shall be responsible for all capital and other expenditures incurred by it or its affiliates after the Closing Date with respect to (1) the design, engineering, expansion, construction, site preparation, acquisition of equipment and materials, installation, start-up and alloperating costs and expenses (at or for the Newport, Tennessee plant) in respect of all Wastewater Treatment after the Closing or any equalization facilities, procedures, programs and equipment with respect thereto, (2) all restrictions, limitations and requirements mandated or recommended by the Newport, Tennessee
          Utilities Board ("NUB") and/or any other comparable federal, state or local public or governmental authority with respect to Wastewater Treatment at or from the Newport, Tennessee plant after the Closing Date, and (3) the contribution of funds for the expansion of NUB's treatment plant and headworks and/or the construction of equalization tanks at NUB (or any other offsite location) or at the Newport, Tennessee plant."

          8. Section 5.1 of the Agreement is hereby amended by inserting new sixth, seventh, eighth and ninth sentences at the end of such Section to read in their entirety, as follows:

                    "Anything in this Agreement to
          the contrary notwithstanding, solely in
          respect of those certain employees of
          Seller who as of the Closing Date were
          eligible to receive (but did not accept) voluntary separation benefits pursuant to the Voluntary Separation Agreement
          (the "Junior Employees"), for the
          twelvemonth period ending on the first
          anniversary on the Closing Date,
          Seller agrees to reimburse Buyer
          (promptly after receipt of Buyer's
          written request therefor, accompanied
          by a detailed invoice) for Buyer's
          cost of providing all health, dental
          and life insurance benefits paid or
          payable by Buyer to or on account of
          such Junior Employees under existing
          benefit plans for any period any such
          Junior Employee is not actually
          employed by Buyer, such reimbursement
          obligation not to exceed a maximum of
          six months in the aggregate with


















          respect to any such Junior Employee.
          To the extent required after the
          Closing Date with respect to the
          discontinuation of Rice Cakes
          operations at the Newport, Tennessee
          plant and the subsequent removal and
          dismantling of all equipment and other
          assets used thereat to conduct such
          operations, Seller shall have access
          and be entitled to utilize, consistent
          with the Union Contract, certain
          employees of Buyer (which may include
          Transferred Employees) to effect such
          discontinuation, dismantling and
          removal; it being hereby acknowledged
          and agreed that Seller shall reimburse
          Buyer (promptly after receipt of
          Buyer's written request therefor,
          accompanied by a detailed invoice) for
          all wages and benefits paid by Buyer
          to or on account of such employees for
          the period and solely to the extent
          such employees are used by Seller to
          conduct such discontinuation,
          dismantling and removal.  Except as
          otherwise expressly set forth in the
          immediately preceding sentence or
          elsewhere in this Agreement, nothing
          contained in this Section 5.1 or
          elsewhere in this Agreement is
          intended to have or shall have the
          effect of discharging Quaker's
          obligations to Junior Employees under
          the Voluntary Separation Agreement.
          With respect to the Junior Employees,
          Buyer shall be bound by and recognize
          the call back rights specified in the
          Union Contract and the Voluntary
          Separation Agreement."

          9. Buyer shall be entitled to use existing food service UPC Codes for the Products for the six-month period next following the Closing Date, to the extent such codes historically were used by Seller prior to the Closing Date.

          10. The Schedules to the Agreement are hereby modified and superseded, as applicable, to the extent set forth in Appendix A hereto.

          11. All references to the "Agreement" in any document, instrument or agreement described in, referred to, annexed to, contemplated by or incorporated by reference in the Agreement or this Supplement No. 1 shall be deemed to mean the Agreement as supplemented by this Supplement No. 1.

          12. This Supplement No. 1 shall be effective as of the date hereof. Except as expressly modified by this Supplement No. 1, the Agreement shall remain, in all respects, in full force and effect in accordance with its terms.

          13. This Supplement No. 1 may be executed in counterparts, each of which shall constitute an original, but all of which taken together, shall constitute but one and the same instrument.

          14. This Supplement No. 1 shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois, applicable to instruments made, delivered and performed entirely within such state.













































          IN WITNESS WHEREOF, the parties have duly executed and delivered this Supplement No. 1 on the date first above written.

                                   THE QUAKER OATS COMPANY
                             By:
                                   Name:
                                   Title:

                                   STOKELY-VAN CAMP, INC.



                             By:
                                   Name:
                                   Title:

                                   HUNT-WESSON, INC.



                             By:
                                   Name:
                                   Title: